Contacts:    Investors                    Media
             Michael J. Taunton           Robert J. Mahony
             (718) 403-3265               (718) 403-2503

                    KEYSPAN REPORTS STRONG EARNINGS FOR 2000
               -- EARNINGS GROWTH EXPECTED TO CONTINUE IN 2001 --

           BROOKLYN,  NEW YORK,  JANUARY 25, 2001 -- KeySpan  Corporation [NYSE:
KSE] reported today that its consolidated earnings in 2000, excluding restructuring charges, were $323.8 million, or $2.41 per share, versus consolidated earnings of $223.9 million, or $1.62 per share in 1999. Higher earnings resulted from solid performances from all of KeySpan's business segments. The restructuring charges, primarily for early retirement and severance programs relating to the November 8, 2000 acquisitions of Eastern Enterprises and EnergyNorth, amounted to $41.1 million after tax, or $.31 per share, which reduced consolidated earnings to $282.7 million, or $2.10 per share.

           For the fourth quarter of 2000, consolidated earnings, excluding restructuring charges, were $100.0 million, or $.74 per share, versus $74.7 million, or $.56 per share earned in the fourth quarter of 1999. The restructuring charge recorded during the fourth quarter reduced quarterly earnings to $58.9 million or $.44 cents per share.

           Commenting on the Company's performance, Robert B. Catell, chairman and chief executive officer, emphasized that KeySpan is in an excellent position to continue its earnings growth in 2001. "We are pleased that our 2000 earnings, excluding restructuring charges, were 79 cents, or 49% higher than 1999. All of our business segments performed exceptionally well. In addition, we successfully completed the acquisitions of Eastern Enterprises and EnergyNorth, and achieved profitability in our energy services business on schedule. By delivering on our promises, we have laid the foundation for continued success in 2001."

           Mr. Catell continued, "We are also very aware of the impact that rising gas commodity costs are having on our customers. We have taken every step possible to minimize the increase in our customers' bills, including diversifying our energy supply portfolio and reducing our operating costs. We remain committed to providing our customers reliable service at a competitive price."

           The following summarizes highlights of 2000 results by business segment, excluding restructuring charges:

     o The gas distribution business serving New York City, Long Island, and New England produced earnings of $187.3 million, or $1.39 per share, compared to $151.2 million, or $1.09 per share in the prior year. The increase reflects a 5% increase in normalized firm gas sales as a result of a record number of customers converting to gas from oil in the New York / Long Island area, as well as two-months earnings from our newly acquired gas companies in New England. Earnings in the fourth quarter of $86.3 million, or $.64 per share, compared to $58.3 million, or $.44 per share last year, reflected an increase primarily from results from our newly acquired gas operations.

o The electric services segment generated earnings of $122.2 million, or $.91 per share, compared to $77.1 million, or $.56 per share last year. The increase reflects a full year's earnings and higher energy sales at our Ravenswood generating plant. Acquired in June 1999, the facility provides over 25% of the generating capacity in the critical New York City "load pocket." In the fourth quarter, electric services had earnings of $18.9 million, or $.14 per share, versus $17.3 million, or $.13 per share last year.

o Gas exploration and production operations resulting primarily from our 70% ownership in The Houston Exploration Company [NYSE:THX] contributed a record $58.2 million, or $.43 per share, to consolidated earnings, compared to $15.8 million, or $.11 per share last year. On an annual basis, these operations reflected a 60% increase in gas prices and a 12% increase in production. In the fourth quarter, earnings from gas exploration and production were $28.8 million, or $.21 per share, versus $6.5 million, or $.05 per share last year, reflecting a 97% increase in gas prices and an 11% increase in production.

o Energy Services (KeySpan Services, Inc.) achieved its first annual profit, adding $40.9 million, or $.31 per share, to consolidated earnings, compared to a loss of $2.5 million, or $.02 per share last year. The increase reflects primarily the operations of KeySpan Energy Supply, which provides energy procurement and fuel management to KeySpan affiliates. In addition, our energy management businesses have achieved profitability according to schedule. In the fourth quarter, Energy Services earned $15.1 million, or $.11 per share, versus essentially break-even results last year.

o KeySpan has investments in the Canadian mid-stream gas processing industry, in domestic and international pipelines, and in a gas distribution system in Northern Ireland. These energy investments contributed $13.9 million, or $.10 per share to consolidated results, compared to $8.5 million, or $.06 per share last year. The increase reflects our increase in ownership to 100% in KeySpan Energy Canada (formerly Gulf Midstream Services) on October 1, 2000. In the fourth quarter, earnings from energy investments were $6.1 million, or $.05, compared to $2.6 million, or $.02 per share last year.

o The Other business segment, which represents unallocated corporate expenses, preferred stock dividends and interest income, resulted in a loss of $98.9 million, or $.73 per share, versus a loss of $26.2 million, or $.19 per share in 1999. This decrease reflects losses incurred with the write-off of systems that became obsolete due to the acquisitions of Eastern Enterprises and EnergyNorth, a $10 million contribution to the KeySpan Foundation, and a decrease in interest income. In the fourth quarter, this segment reported a loss of $55.2 million, or $.41 per share, versus a loss of $10.0 million, or $.07 per share last year.

                                EARNINGS OUTLOOK

           Looking to the future, Mr. Catell said, "We have a sound strategy and a strong foundation for future earnings growth. All our business segments have a positive outlook and should be able to build upon this year's strong performance. Conversions from oil to natural gas in New England and on Long Island are expected to continue at a healthy pace. We maintain a rigorous budget process to control costs and expect to achieve our synergy savings target. As a result, we expect to earn between $2.60 to $2.65 per share in 2001. We will keep our shareholders abreast of any changes to this earnings forecast which may arise from factors including the level of gas prices, winter weather patterns, and the demand for electricity this summer."

           A member of the S & P 500, KeySpan Corporation (NYSE: KSE) is the largest distributor of natural gas in the Northeast, with 2.4 million gas customers and more than 13,000 employees. KeySpan is also the largest investor-owned electric generator in New York State and operates Long Island's electric system under contract with the Long Island Power Authority for its 1.1 million customers. With headquarters in Brooklyn, Boston and Long Island,
KeySpan also manages a portfolio of service companies. They include: KeySpan Energy Delivery, the group of regulated natural gas utilities; KeySpan Home
Energy Services, a full-service energy company for residential and small commercial customers; and KeySpan Business Solutions, a full-service energy company for business customers. KeySpan also has strategic investments in natural-gas exploration and production, pipeline transportation, distribution and storage, as well as Canadian gas processing and fiber-optic cable. For more information about the company, visit KeySpan's Web site at: http://www.keyspanenergy.com

           Certain statements contained herein are forward-looking statements, which reflect numerous assumptions and involve a number of risks and uncertainties. Actual results may differ materially from those discussed in such statements. Among the factors that could cause actual results to differ materially are: general economic trends; fluctuations in gas and electric prices; available sources and costs of fuel; State and Federal regulatory initiatives that increase competition, threaten cost and investment recovery, and impact rate structures; the ability of the company to successfully reduce its cost structure; the ability of the company to successfully integrate acquired operations; the degree to which the company develops non-regulated business ventures; the effect of inflationary trends and increases in interest rates; and risks detailed from time to time in reports and other documents filed by the company with the Securities and Exchange Commission.

------------------------------------------------------------------------------
Earnings Conference Call: Investors are invited to participate in the KeySpan Corporation 2000 Earnings Conference Call on
Friday, January 26, at 8:30 a.m. (EST)
Dial Number: 888-552-7850
Access Code: 690984
Replay Number: 800-642-1687
AudioCast: www.keyspanenergy.com
           ---------------------
     (Investor Relations Section)

                                                                                KeySpan Corporation
                                                                      Consolidated Summary of Earnings
                                                                  (IN THOUSANDS  OF DOLLARS, EXCEPT PER SHARE AMOUNTS)





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                                                        THREE MONTHS          Three Months        TWELVE MONTHS        Twelve Months
                                                             ENDED                 Ended             ENDED                   Ended
                                                      DECEMBER 31, 2000     December 31, 1999   DECEMBER 31, 2000  December 31, 1999
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
REVENUES
  Gas Distribution                                 $    1,097,190 $            544,878   $          2,555,785 $           1,753,132
  Electric Services                                       347,095              255,030              1,444,711               861,582
  Gas Exploration and Production                          104,243               46,959                274,209               150,581
  Energy Services                                         291,741               63,364                771,861               186,529
  Energy Investments and Other                             69,883                1,279                 74,924                 2,789
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Total Revenues                                          1,910,152              911,510              5,121,490             2,954,613
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OPERATING EXPENSES
  Purchased gas                                           691,481              245,823              1,408,621               744,432
  Purchased fuel & power                                  126,765               17,252                460,900                17,252
  Operations and maintenance                              571,926              325,945              1,695,507             1,091,166
  Early retirement and severance programs                  65,175                    -                 65,175                     -
  Depreciation, depletion and amortization                118,742               72,742                335,106               253,440
  Operating taxes                                         126,348              107,799                424,358               366,154
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Total Operating Expenses                                1,700,437              769,561              4,389,667             2,472,444
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OPERATING INCOME                                          209,715              141,949                731,823               482,169

Other Income and (Deductions)                             (23,971)              10,664                (20,145)               42,866
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INCOME BEFORE INTEREST CHARGES
        AND INCOME TAXES                                  185,744              152,613                711,678               525,035

Interest Charges                                           79,799               31,238                194,635               130,062
Income Taxes                                               45,378               37,990                216,236               136,362
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NET INCOME                                                 60,567               83,385                300,807               258,611
Preferred stock dividend requirements                       1,660                8,685                 18,113                34,752
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EARNINGS  FOR COMMON STOCK                         $       58,907 $             74,700   $            282,694 $             223,859
Average Common Shares Outstanding (000)                   135,333              133,866                134,357               138,526
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EARNINGS  PER COMMON SHARE                         $         0.44 $               0.56   $               2.10 $                1.62
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